TRANSITION AND RELEASE AGREEMENT

This Transition and Release Agreement (the “Agreement”) is made and entered into as of March 9, 2018 (the “Effective Date”) by and between MRI Interventions, Inc. a California corporation (the “Company”), and Wendelin Maners (“Executive”). The Company and Executive are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

WITNESSETH:

WHEREAS, the Company and the Executive have mutually agreed that Executive’s employment as Vice President of Sales and Marketing of the Company will end (“Executive’s Separation”) no later than July 1, 2018, (“Separation Date”).;

WHEREAS, the Company will continue to employ Executive to perform certain transition services for the Company prior to the termination of her employment as the Company’s Vice President of Sales and Marketing, but upon execution of this Agreement, Executive will be relieved of all of Executive’s regular duties;

WHEREAS, the Parties have agreed that Executive will begin to perform Transition Services on March 1, 2018 (“Transition Start Date”);

WHEREAS, the Company and Executive do not anticipate that there will be any disputes between them or legal claims arising out of Executive’s Separation, or the period between the Transition Start Date and the Separation Date, but nevertheless, desire to ensure a completely amicable transition and to settle fully and finally any and all differences or claims arising out of Executive’s employment and her transition from such role; and

WHEREAS, the Parties wish to set forth their respective rights and obligations in connection with the foregoing.

NOW, THEREFORE, in consideration of the mutual covenants and conditions hereinafter expressed, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

SECTION 1.
EMPLOYMENT; DUTIES AND RESPONSIBILITIES

1.1             Transition Services. During the Term (as defined in Section 3.1 of the Agreement) the Company shall continue to employ Executive, and Executive hereby accepts such ongoing employment to provide services to effect the orderly transition of Executive’s former duties and responsibilities with the Company and to provide services with respect to the following special projects: 1) Characterization of opportunity and initial launch planning for the ICH tool including investor slides, reimbursement kit, site targeting, clinical paper education, or other marketing materials; 2) Negotiation and documentation for debt agreements; 3) Introductions and update of third party contacts, as required; and 4) Other projects as mutually agreed upon by Executive and the CEO (the “Transition Services”). In such capacity, Executive shall make herself available to provide the Transition Services as reasonably requested by the Company and shall report directly to the President and Chief Executive Officer (“CEO”), and the Board of Directors, and will serve at their direction and request.

1.2             Compensation and Expenses During Term. During the Term of this Agreement, the Company will pay to the Executive, a total of twenty-five percent (25%) of Executive’s annual base salary in equal installments through the Separation Date (“Termination Pay”). The Company will deduct normal withholdings for federal and state income taxes and payroll taxes from the payments. Should Executive secure other employment prior to July 1, 2018, the Company will pay Executive a lump sum of any then-unpaid Termination Pay on the Separation Date. The Company will also continue to provide Executive with her current medical benefits through the Separation Date. The Company will reimburse Executive for all reasonable, documented expenses of types authorized by the Company and incurred by Executive in the performance of her duties hereunder, including any business expenses required by Cal. Labor Code § 2802. To the extent that the reimbursement of expenses under this Section 1.2 or otherwise shall constitute deferred compensation under Section 409A of the Code, such expenses shall be reimbursed in accordance with Section 1.409A-3(i)(1)(iv) of the Treasury Regulations. For the avoidance of doubt, the amount of expenses eligible for reimbursement under this Section 1.2 in any given year shall not affect the expenses eligible for reimbursement in any other year. The Company will also pay to Executive the amount of $8,000.00 for earned incentive compensation from February 2017 in accordance with the Company’s normal payroll practices. The Company will also pay the Executive for: (a) five (5) days which the Executive and the Company agree represent unused sick time for 2018; and (b) accrued and unused vacation time, as of the Separation Date.

1.3             Compliance with Law and Standards. Executive shall at all times comply with all applicable laws, rules, and regulations of any and all governmental authorities and the applicable standards, bylaws, rules, compliance programs, policies, and procedures of the Company of which Executive has knowledge (including any policies that apply only to executives). Executive further agrees that Executive will not engage in any conduct which, in the reasonable determination of the Company, adversely affects the image or business of the Company or would impair in any material respect Executive’s ability to carry out Executive’s duties hereunder except as otherwise required by a court, law, governmental agency, or regulation. Executive acknowledges that following the Transition Date, she will not have the authority to bind the Company as its agent (and will not present herself to anyone as having such authority) without the express written directive of the CEO of the Company.

1.4             Cooperation. Executive shall cooperate with the Company during the Term and thereafter with respect to any claim against the Company and shall make herself available as a witness in any action, investigation, or other proceeding before any court, government agency, arbitrator, or mediator in which she may be called to appear by the Company regarding any business, property, or operations of the Company or any of its affiliates or subsidiaries, and shall truthfully testify in any such action, proceeding, or deposition in which she also appears. Upon request by Executive and prior approval by the Company, the Company shall reimburse Executive for reasonable travel expenses incurred by Executive in connection with any such appearance in which Executive is so called to appear following the expiration of the Term.

SECTION 2.
RELEASE OF CLAIMS

2.1             Effective Date Release.

2.1.1        Consideration and Severance Benefits. In exchange for Executive’s release of all claims existing as of the Effective Date (as more fully set forth below), and upon Executive’s execution of this Agreement, and the expiration of the seven (7) day Revocation Period as described below, the Company will continue to employ the Executive until no later than the Separation Date while Executive looks for other employment, and the Company will provide Executive with continued medical benefits through the Separation Date. The parties acknowledge that Executive’s continued employment and continued medical benefits during the Term is consideration for Executive entering into this Agreement and her release of claims as set forth below. Executive acknowledges that Executive would not be entitled to continued employment or continued medical benefits during the Term but for Executive’s execution of this Agreement and the release of claims set forth below. In exchange for Executive’s release of all claims existing as of the Separation Date (as defined in Section 3.1), and upon Executive’s execution of the Separation General Release Agreement in a form similar to that set forth and attached as Exhibit A hereto, and the expiration of the seven (7) day Revocation Period as described below, and as set forth in the Separation General Release Agreement, the Company agrees to provide to Executive following the Separation Date: (a) COBRA premiums through December 31, 2018, or until Executive obtains health insurance benefits through another employer, whichever occurs sooner; and (b) modification of Executive’s stock option terms so as to continue each grant’s vesting schedule and allow exercise through the remaining life of each option (“Severance Benefits”). The Parties acknowledge that the Severance Benefits are consideration for Executive entering into the Separation General Release Agreement and her release of claims as set forth therein. Executive acknowledges that the Severance Benefits are in addition to any benefits Executive would be entitled to receive from the Company through the Separation Date and that Executive would not be entitled to the Severance Benefits but for Executive’s execution of the Separation General Release and the release of claims set forth therein.

2.1.2        Release. In exchange for Executive’s continued employment, and the mutual obligations and promises of the Agreement, which are expressly excluded from this general release of claims, Executive fully and forever relieves, releases, and discharges Company and its predecessors, successors, subsidiaries, operating units, affiliates, and divisions, and the agents, representatives, officers, directors, shareholders, members, Executives and attorneys (collectively, the “Released Parties”) from any and all claims, debts, liabilities, demands, obligations, promises, acts, agreements, costs, expenses, damages, actions, and causes of action, whether in law or in equity, whether known or unknown, whether suspected or unsuspected, and whether arising from or related in any way to Executive’s employment prior to the Effective Date, including but not limited to any and all claims arising from her November 3, 2014 offer letter (the “Offer Letter”) or any and all claims pursuant to Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, the Equal Pay Act, the Age Discrimination in Employment Act (ADEA), the Americans with Disabilities Act (ADA), the Employee Retirement Income Security Act (ERISA), the National Labor Relations Act (NLRA), the Genetic Information Nondiscrimination Act (GINA), and all other federal, state or local laws or regulations which concern Executive’s employment and which exist, or might exist, as of the date of the execution of this Agreement. This general release of claims also includes, but is not limited to, a release by Executive of any claims for breach of contract, mental pain, suffering and anguish, emotional harm, impairment of economic opportunities, unlawful interference with employment rights, defamation, intentional or negligent infliction of emotional distress, fraud, wrongful termination, wrongful discharge in violation of public policy, wrongful demotion, breach of any express or implied covenant of good faith and fair dealing, claims that Company has dealt with Executive unfairly or in bad faith, and all other common law contract and tort claims. Executive understands that she is not waiving any rights or claims that may arise after this Agreement is signed by Executive, nor is she waiving any claims that cannot be waived as a matter of law, including certain wage claims under the Fair Labor Standards Act (FLSA) or California law, claims under any applicable workers’ compensation laws, or claims under unemployment compensation laws. In addition, the Parties expressly agree that this Agreement does not include a waiver of any claim arising out of the breach of this Agreement by the Company. Furthermore, Executive understands that she is not giving up the right to file a Charge of Discrimination with the Equal Employment Opportunity Commission (EEOC) or the state department of Fair Employment and Housing. However, Executive is expressly releasing and waiving any right to obtain monetary or other relief relating to such a charge or subsequent lawsuit filed by the EEOC. Executive agrees to turn over to the Company any such monetary relief obtained by the EEOC (or any other third party) on behalf of the Executive for any claim waived herein.

Executive also specifically acknowledges that she has been advised by legal counsel and/or is familiar with the provisions of § 1542 of the California Civil Code, which provide as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HER MUST HAVE MATERIALLY AFFECTED HER SETTLEMENT WITH THE DEBTOR.

To the extent (if any) this Code section applies, Executive hereby expressly waives and relinquishes any rights or benefits Executive may have thereunder, as well as under any other state or federal statutes of common law principles of similar effect.

2.1.3        No Admission of Liability. Executive acknowledges that nothing in this Agreement is intended to, shall constitute evidence of, or shall be construed as an admission by the Company that the Company violated any law, rule, or regulation, interfered with any right, breached any obligation, or otherwise engaged in any improper or illegal conduct.

2.1.4        Non-Disparagement. Executive agrees that she will not disparage or speak unfavorably about the Company to third parties or in public or otherwise take any action or make any comment whatsoever that would harm, injure, or potentially harm, or injure the goodwill of the Company. Employee acknowledges that nothing within this Section 2.1.4 or this Agreement is intended to prevent her from making truthful reports to governmental agencies with oversight authority over the Company.

2.1.5        No Current Claims. Executive represents and warrants that Executive has not filed any complaint(s) or charge(s) against the Company or the other Released Parties with the EEOC or the state commission empowered to investigate claims of employment discrimination, the United States Department of Labor, or with any other local, state, or federal agency or court or that Executive has disclosed in writing to the Company any such complaint(s) or charge(s).

2.1.6        Acknowledgement of Waiver of Claims under ADEA. Executive acknowledges that the general release of claims contained in Section 2.1.2 of this Agreement releases any and all claims concerning Executive’s employment prior to the Effective Date that might arise under the ADEA and that this waiver and release is knowing and voluntary. Executive acknowledges that Executive would not be entitled to the consideration given under this Agreement but for Executive’s agreement to the general release of claims contained herein and her execution of this Agreement. Executive further acknowledges that (a) she has been advised that she should consult with an attorney prior to executing this Agreement, (b) she has been given twenty-one (21) days within which to consider this Agreement before executing it, and (c) she has been given at least seven (7) days following the execution of this Agreement to revoke this Agreement (the “Revocation Period”).

2.1.7        No Additional Compensation. Executive acknowledges that Executive has been paid all wages and other remuneration owed prior to the Effective Date of this Agreement and that Executive has no current claim for unpaid wages against the Released Parties as of the Effective Date. Executive further acknowledges that Executive is not entitled to any additional compensation, severance, or benefits other than what is expressly set forth herein.

SECTION 3.
TERM AND TERMINATION

3.1             Term. The term (the “Term”) of this Agreement shall begin on the Transition Start Date and shall end on July 1, 2018 or upon Executive’s resignation from employment with the Company after Executive has secured other employment, whichever date comes first, at which time Executive’s employment with the Company will terminate (such date that the Term ends or is terminated being the “Separation Date”).

SECTION 4.

RESTRICTIVE COVENANTS

4.1             Competition. During the Term of this Agreement, Executive shall not engage in any other employment, occupation, consulting or other business activity directly related to the business in which Company is now involved or becomes involved during the Term of employment, nor will Executive engage in other activities that conflict with Executive’s obligations as an employee of the Company. Upon termination of this Agreement, Executive shall not use or disclose Company’s Confidential Information for any reason, including but not limited to using or disclosing Confidential Information to the Company’s competitors.

4.2             Non-Solicitation. For a period of twelve (12) months immediately following termination of this Agreement, Executive shall not directly or indirectly solicit, induce, recruit or encourage any Company officer, employee or consultant with whom Executive has worked or has knowledge to terminate his or her or its relationship with Company. Examples of conduct prohibited by this Section 4.2 include, but are not limited to: using confidential Company compensation and contact information to make offers and encourage resignations; inducing mass resignations; inducing officers, employees or consultants to resign abruptly and without reasonable notice; and inducing officers, employees or consultants to breach agreements of fixed term and length before expiration. Nothing herein shall prevent general solicitations through advertising or similar means which are not specifically directed at employees, officers, consultants, or agents of the Company.

4.3             Reasonableness of Covenants. Executive expressly acknowledges that the terms of this Agreement are necessary to protect the Company’s legitimate and protectable interests and are reasonable to Executive. Executive enjoys a position of special trust and confidence with the Company, and by virtue of that position, Executive has received, and will continue to receive, access to the Company’s Confidential Information, including without limitation the Company’s client lists and client relationships, which the Company has acquired and will maintain the confidentiality of at great expense. Executive further acknowledges that the Company has invested considerable time and expense in the development of Executive’s skills and experience and that the Company has a protectable business interest in such investment. If a court of competent jurisdiction declares that any term or provision of this Section 4 is invalid or unenforceable, the parties hereto agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of any restriction with a lesser restriction that is valid and enforceable to the fullest extent permitted by law, and this Agreement shall be enforced as so modified.

SECTION 5.

CONFIDENTIAL INFORMATION

5.1             Non-disclosure. During the Term of this Agreement and any time thereafter, Executive shall not disclose, shall retain in strictest confidence, and shall not use for Executive’s direct or indirect benefit, or the direct or indirect benefit of any person not a party to this Agreement, any Confidential Information (as defined below), without the Company’s written consent, unless and to the extent that the Confidential Information is or becomes generally known to and available for use by the public other than as a result of Executive’s fault. Executive may disclose Confidential Information in confidence, either directly or indirectly, to a government official, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law, or in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Additionally, if Executive files a retaliation lawsuit for reporting a suspected violation of law, Executive may disclose related Confidential Information to her attorney and use Confidential Information in related court proceedings, as long as the individual files documents containing the Confidential Information under seal and does not otherwise disclose the Confidential Information except pursuant to court order.

5.2             Return of Company Property. Promptly upon the request of the Company, and in any event, promptly upon the end of the Term of this Agreement, Executive shall (i) discontinue all use of the Confidential Information, and (ii) return all documents, memoranda, notes, plans, records, reports, and other documentation, models, components, devices, or computer software, whether embodied in a disk or in other form (and all copies of all of the foregoing) that contain Confidential Information that Executive may then possess or have under Executive’s control.

5.3             Definitions. For purposes of this Agreement, “Confidential Information” means any information that is possessed by or developed for the Company and which relates to the Company’s existing or potential business, which information is not reasonably knowable by the Company’s competitors or by the general public through lawful means. Such Confidential Information includes, but is not limited to, information regarding the Company’s operations, research and development efforts, plans for products or services, methods of doing business, business strategies, customers, suppliers, service providers, manufacturers, business relations, product prices and costs, markets, marketing plans, budgets and forecasts, financial information and/or inventions, as well as information written, recorded magnetically or electronically or otherwise stored, and may be that which Executive originates as well as that which otherwise comes into possession or knowledge of Executive.

SECTION 6.
GENERAL PROVISIONS

6.1             Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to its choice of law provisions. Any proceeding arising out of or relating to this Agreement shall be brought in the courts of the State of California, or, if it has or can acquire jurisdiction, in the United States District Court for the Central District of California. This provision may be filed with any court as written evidence of the knowing and voluntary irrevocable agreement between Parties to waive any objections to jurisdiction, venue or convenience of forum.

6.2             Waiver of Breach; No Admission. The waiver by a Party of any breach of any provision of this Agreement by the other Party shall not operate or be construed as a waiver of any subsequent breach of the same or any other provision hereof by that Party. Nothing contained in this Agreement shall constitute, or be construed as or is intended to be an admission or an acknowledgment by the Company of any wrongdoing or liability, all such wrongdoing and liability being expressly denied.

6.3             Severability. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision. The Parties hereto further agree that any such invalid or unenforceable provision shall be deemed modified so that it shall be enforced to the greatest extent permissible under law, and to the extent that any court or arbitrator of competent jurisdiction determines any restriction herein to be unreasonable in any respect, such court or arbitrator may limit this Agreement to render it reasonable in the light of the circumstances in which it was entered into and specifically enforce this Agreement as limited.

6.4             Entire Agreement: Amendments. This Agreement contains the entire understanding of the Parties as to the subject matter hereof and supersedes all prior and contemporaneous oral and written agreements and discussions with respect to the subject matter hereof, including the Offer Letter, with the exception of the provisions of the covenants contained in Sections 4 and 5 which remain in full-force and effect. In executing this Agreement, neither Party relies on any term, condition, promise, or representation other than those expressed in this Agreement.

6.5             Amendment, Modification or Waiver. No provision of this Agreement may be amended or waived, unless such amendment or waiver is agreed to in writing, signed by Executive and by a duly authorized officer of the Company. No waiver by any Party of any breach by the other Party of any condition or provision of this Agreement to be performed by such other Party will be deemed a waiver of a similar or dissimilar condition or provision at the same time, any prior time or any subsequent time.

6.6             Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties, their successors and their permitted assigns; provided that Executive shall not assign her rights, duties or obligations hereunder.

6.7             Notice. Any notice to be given hereunder will be in writing and will be deemed given when delivered personally, sent by courier or registered or certified mail, postage prepaid, return receipt requested, addressed to the party concerned at the address indicated below or to such other address as such party may subsequently give notice hereunder in writing:

To Executive at:	Wendelin Maners 425 Thirtieth Street Hermosa Beach, CA 90254

To the Company at:	MRI Interventions, Inc. 5 Musick Irvine, CA 92618 Attention: Chief Financial Officer

6.8             Withholding. All payments to Executive under this Agreement will be reduced by all applicable withholding required by federal, state or local law.

6.9              Survival. Notwithstanding anything herein to the contrary, obligations under this Agreement which by their nature would continue beyond the termination of this Agreement, including without limitation those obligations contained in Sections 1.4 and 2.1, 4,5, and 6.1 through 6.11, as well as Exhibit A, shall survive termination or expiration of this Agreement for any reason.

6.10           Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

6.11           Attorneys’ Fees. The Parties agree that in the event it becomes necessary to seek judicial remedies for the breach or threatened breach of this Agreement, the prevailing Party will be entitled, in addition to all other remedies, to recover from the non-prevailing Party reasonable attorneys’ fees and costs upon the entry of a final non-appealable judgment.

6.12           Section 409A. By accepting this Agreement, Executive hereby agrees and acknowledges that the Company does not make any representations with respect to the application of Section 409A of the Internal Revenue Code (“Code”) to any tax, economic, or legal consequences of any payments payable to Executive hereunder. Further, by the acceptance of this Agreement, Executive acknowledges that (i) Executive has obtained independent tax advice regarding the application of Section 409A of the Code to the payments due to Executive hereunder, (ii) Executive retains full responsibility for the potential application of Section 409A of the Code to the tax and legal consequences of payments payable to Executive hereunder and (iii) the Company shall not indemnify or otherwise compensate Executive for any violation of Section 409A of the Code that may occur in connection with this Agreement. The Parties agree that, to the extent applicable, this Agreement shall be interpreted and administered in accordance with Section 409A of the Code and that the Parties will cooperate in good faith to amend such documents and to take such actions as may be necessary or appropriate to comply with Section 409A of the Code.

Notwithstanding any other provision of this Agreement to the contrary, to the extent any payments made under this Agreement are treated as non-qualified deferred compensation subject to Section 409A of the Code, then (a) no payments to be made under this Agreement following the Executive’s termination of employment shall be made unless the Executive’s termination of employment constitutes a “separation from service” within the meaning of Section 1.409A-1(h) of the Treasury Regulations and (b) if Executive is deemed at the time of his separation from service to be a “specified Executive” for purposes of Section 409A(a)(2)(B)(i) of the Code, then to the extent delayed commencement of any portion of any payments upon the Executive’s separation from service to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of the payments shall not be provided to Executive prior to the earlier of (x) the expiration of the six-month period measured from the date of the Executive’s “separation from service” with the Company (as such term is defined in Section 1.409A-1(h) of the Treasury Regulations) or (y) the date of Executive’s death. Upon the earlier of such dates, all payments deferred pursuant to this paragraph shall be paid in a lump sum to the Executive, and any remaining payments due under the Agreement shall be paid as otherwise provided herein. The determination of whether the Executive is a “specified Executive” for purposes of Section 409A(a)(2)(B)(i) of the Code as of the time of her separation from service shall be made by the Company in accordance with the terms of Section 409A of the Code and applicable guidance thereunder (including without limitation Section 1.409A-1(i) of the Treasury Regulations and any successor provision thereto).

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

MRI INTERVENTIONS, INC.

By:  /s/ Harold A. Hurwitz

Name:  Harold A. Hurwitz

Title:  CFO

EXECUTIVE

/s/ Wendelin Maners

Wendelin Maners

EXHIBIT A

FORM OF GENERAL RELEASE

This Release (this “Release”), dated as of March 9, 2018 is made by and among Wendelin Maners (“Executive”) and MRI Interventions, Inc. (the “Company”). The Company and Executive are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

WHEREAS, the Parties entered into that certain Transition Agreement dated as of March 9, 2018 (the “Agreement”);

WHEREAS, pursuant to Section 2.1 of the Agreement and in consideration of the Company’s willingness to provide the Severance Benefits described in Section 2.1, it is an obligation of Executive that she executes and delivers this Release.

NOW THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the Parties agree as follows:

1.       Executive Release. In exchange for the promises of the Company to provide the Severance Benefits, as set forth in Section 2.1 of the Agreement, Executive fully and forever relieves, releases, and discharges Company and its predecessors, successors, subsidiaries, operating units, affiliates, and divisions, and the agents, representatives, officers, directors, shareholders, members, Executives and attorneys (collectively, the “Released Parties”) from any and all claims, debts, liabilities, demands, obligations, promises, acts, agreements, costs, expenses, damages, actions, and causes of action, whether in law or in equity, whether known or unknown, whether suspected or unsuspected, and whether arising from or related in any way to Executive’s employment with the Company, her Offer Letter (as defined in the Agreement), the Agreement, and/or Executive’s separation from employment or the events leading up to Executive’s separation from employment, including but not limited to any and all claims pursuant to Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, the Equal Pay Act, the Age Discrimination in Employment Act (ADEA), the Americans with Disabilities Act (ADA), the Employee Retirement Income Security Act (ERISA), the National Labor Relations Act (NLRA), the Genetic Information Nondiscrimination Act (GINA), and all other federal, state or local laws or regulations which concern Executive’s employment and which exist, or might exist, as of the date of the execution of this Release. This Release also includes, but is not limited to, a release by Executive of any claims for breach of contract, mental pain, suffering and anguish, emotional harm, impairment of economic opportunities, unlawful interference with employment rights, defamation, intentional or negligent infliction of emotional distress, fraud, wrongful termination, wrongful discharge in violation of public policy, wrongful demotion, breach of any express or implied covenant of good faith and fair dealing, claims that Company has dealt with Executive unfairly or in bad faith, and all other common law contract and tort claims. Executive understands that she is not waiving any rights or claims that may arise after this Release is signed by Executive, nor is she waiving any claims that cannot be waived as a matter of law, including certain wage claims under the Fair Labor Standards Act (FLSA) or California law, claims under any applicable workers’ compensation laws, or claims under unemployment compensation laws. In addition, the Parties expressly agree that this Release does not include a waiver of any claim arising out of the breach of this Release by the Company. Furthermore, Executive understands that she is not giving up the right to file a Charge of Discrimination with the Equal Employment Opportunity Commission (EEOC) or the state department of Fair Employment and Housing. However, Executive is expressly releasing and waiving any right to obtain monetary or other relief relating to such a charge or subsequent lawsuit filed by the EEOC. Executive agrees to turn over to the Company any such monetary relief obtained by the EEOC (or any other third party) on behalf of the Executive for any claim waived herein.

Executive also specifically acknowledges that she has been advised by legal counsel and/or is familiar with the provisions of § 1542 of the California Civil Code, which provide as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HER MUST HAVE MATERIALLY AFFECTED HER SETTLEMENT WITH THE DEBTOR.

To the extent (if any) this Code section applies, Executive hereby expressly waives and relinquishes any rights or benefits Executive may have thereunder, as well as under any other state or federal statutes of common law principles of similar effect.

2.       No Admission of Liability. Executive acknowledges that nothing in this Release is intended to, shall constitute evidence of, or shall be construed as an admission by the Company that the Company violated any law, rule, or regulation, interfered with any right, breached any obligation, or otherwise engaged in any improper or illegal conduct.

3.        Non-Disparagement. Executive agrees that she will not disparage or speak unfavorably about the Company to third parties or in public or otherwise take any action or make any comment whatsoever that would harm, injure, or potentially harm, or injure the goodwill of the Company. Executive acknowledges that nothing within this Section 3 or this Release is intended to prevent her from making truthful reports to governmental agencies with oversight authority over the Company.

4.       No Current Claims; Covenant Not to Sue. Executive represents and warrants that Executive has not filed any complaint(s) or charge(s) against the Company or the other Released Parties with the EEOC or the state commission empowered to investigate claims of employment discrimination, the United States Department of Labor, or with any other local, state, or federal agency or court or that Executive has disclosed in writing to the Company any such complaint(s) or charge(s).

5.       Acknowledgement of Waiver of Claims under ADEA. Executive acknowledges that this Release waives any and all claims that Executive may have under the ADEA for claims arising prior to the execution of this Release and that Executive’s agreement to waive such claims and all other claims released under the terms of this Release is made knowingly and voluntarily. Executive acknowledges that Executive would not be entitled to the Severance Benefits but for Executive’s non-revoked execution of this Release. Executive further acknowledges that (a) she has been advised that she should consult with an attorney prior to executing this Release, (b) she has been given twenty-one (21) days within which to consider this Release before executing it, and (c) she has been given at least seven (7) days following the execution of this Release to revoke this Release (the “Revocation Period”).

6.       Acknowledgment. Executive acknowledges that she understands the terms of this Release and that Executive has executed this Release knowingly and voluntarily. Executive further acknowledges that, in consideration for the covenants and releases contained herein, she will receive the Severance Benefits described in Section 2.1 of the Agreement and that she would not receive such Severance Benefits without the execution of this Release. Executive also acknowledges that this Release shall not become effective until the expiration of the Revocation Period.

7.       Severability. All provisions of this Release are intended to be severable. In the event any provision or restriction contained herein is held to be invalid or unenforceable in any respect, in whole or in part, such finding shall in no way affect the validity or enforceability of any other provision of this Release. The Parties further agree that any such invalid or unenforceable provision shall be deemed modified so that it shall be enforced to the greatest extent permissible under law, and to the extent that any court or arbitrator of competent jurisdiction determines any restriction herein to be unreasonable in any respect, such court or arbitrator may limit this Release to render it reasonable in the light of the circumstances in which it was entered into and specifically enforce this Release as limited.

8.       Specific Performance. If a court of competent jurisdiction determines that Executive has breached or failed to perform any part of this Release, the Executive agrees that Company shall be entitled to seek injunctive relief to enforce this Release, to the extent permitted by applicable law.

9.       No Waiver. Should the Company fail to require strict compliance with any term or condition of this Agreement, such failure shall not be deemed a waiver of such terms or conditions, nor shall the Company’s failure to enforce any right it may have preclude it from thereafter enforcing its rights under this Release.

10.     Attorneys’ Fees. The Parties agree that in the event it becomes necessary to seek judicial remedies for the breach or threatened breach of this Agreement, the prevailing Party will be entitled, in addition to all other remedies, to recover from the non-prevailing Party reasonable attorneys’ fees and costs upon the entry of a final non-appealable judgment.

11.     Governing Law. This Release shall be governed by and construed in accordance with the laws of the State of California without reference to principles of conflict of laws.

IN WITNESS WHEREOF, the parties hereto have executed this Release as of the day and year first written above.

MRI INTERVENTIONS, INC.

By:  /s/ Harold A. Hurwitz

Name:  Harold A. Hurwitz

Title:  CFO

EXECUTIVE

/s/ Wendelin Maners

Wendelin Maners